SVB> Silicon Valley Bank

A Member of SVB Financial Group

April 28, 2010

Mr. Richard Sawchak
Chief Financial Officer
Paradigm Holdings, Inc.
9715 Key West Avenue, Third Floor
Rockville, MD

Re: Waiver of Minimum Consolidated EBITDA less Unfunded CAPEX Covenant for 2/28/10 and 3/31/10

Dear Rich,

This letter is written in connection with that certain Loan and Security Agreement, by and between Paradigm Holdings, Inc., a Wyoming corporation, Paradigm Solutions Corporation, a Maryland corporation, Caldwell Technology Solutions, LLC, a Maryland limited liability company, and Trinity Information Management Solutions, LLC, a Nevada corporation (collectively "Borrower") and Silicon Valley Bank ("Bank"), dated March 13, 2007, and related loan documents, as may be amended from time to time (the "Loan Agreement"). Borrower has requested that Bank waive the default of the Minimum Consolidated EBITDA less Unfunded CAPEX Covenant violation for February 28, 2010 and March 31, 2010 as required in Section 6.7 entitled "Financial Covenants".

Bank hereby waives Borrower's requirement to report a Minimum Consolidated EBITDA less Unfunded CAPEX of $500,000 for February 28, 2010 and March 31, 2010.

Bank's agreement to waive the above-described reporting covenant (1) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with the above-described reporting covenant as of all other dates and (2) shall not limit or impair the Bank's right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

By signing below and returning a copy of this letter to Bank, Borrower acknowledges that the Loan Agreement has not been amended in any way. In entering into this letter, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Loan Agreement. Except as expressly provided for herein pursuant to this letter, the terms of the Loan Agreement remain unchanged and in full force and effect. Bank's agreement to modify the Loan Agreement in accordance with the provisions set forth in this letter in no way shall obligate Bank to make any future waivers or modifications to the Loan Agreement. Nothing in this letter shall constitute a satisfaction of the Borrower's indebtedness to Bank. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of the Loan Agreement, unless the party is expressly released by Bank in writing. No maker or endorser will be released by virtue of this letter. The terms of this paragraph apply not only to this letter, but also to all subsequent loan modification agreements.

3003 Tasman Drive Santa Clara, California 95054
PHONE 408.654.7400 svb.com

SVB›Silicon Valley Bank

A Member of SVB Financial Group

The provisions of this letter shall not be deemed effective until such time as Borrower shall have returned a countersigned copy to Bank.

Very Truly Yours,

SILICON VALLEY BANK

By: ________________________

Name: Christine Egitto

Title: Vice President

By executing below, the undersigned acknowledges and confirms the effectiveness of this letter.

BORROWER

Paradigm Holdings, INC.

By: ________________________

Name: Richard Sawchak

Title: Chief Financial Officer

3003 Tasman Drive Santa Clara, California 95054

PHONE 408.654.7400 svb.com